Exhibit 28 (j)(1) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of

Federated Global Allocation Fund:

We consent to the use of our report, dated January 25, 2017, with respect to the financial statements of the Federated Global Allocation Fund as of November 30, 2016 and for each of the years or periods then ended presented therein, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

March 23, 2017